Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
AmREIT, Inc.:

We consent to the use of our report dated February 22, 2013, with respect to the consolidated balance sheets of AmREIT, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the related financial statement schedule, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Houston, Texas
June 21, 2013